June 30, 2016


Response to N-SAR Sub-Item 77H: Changes in Control of Registrant


(a)	Acquisition of Control


Driehaus Select Credit Fund


Name of Shareholder
Band & Co.

Date(s)
6/29/2016

Description of Transaction
Share activity by various shareholders
increased the percent ownership for this shareholder.

Percentage of Securities Owned (as of June 30, 2016)
25.13%



(b)	Cessation of Control


Driehaus Emerging Markets Growth Fund


Name of Shareholder
National Financial Services Corp.

Date(s)
2/1/2016

Description of Transaction
Share Redemption

Percentage of Securities Owned (as of June 30, 2016)
24.41%




(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)